Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "MASTERWORKS SERIES 001, LLC", FILED IN THIS OFFICE ON THE NINTH DAY OF NOVEMBER, A.D. 2022, AT 4:42 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

7129235 8100
SR# 20223982289

Authentication: 204825304
Date: 11-10-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:42 PM 11/09/2022
FILED 04:42 PM 11/09/2022
SR 20223982289 - File Number 7129235

CERTIFICATE OF FORMATION

OF

MASTERWORKS SERIES 001, LLC

This Certificate of Formation dated as of the 9th day of November, 2022 is being duly executed and filed by the undersigned to form a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act.

FIRST: The name of the limited liability company (the "**Company**") formed hereby is:

Masterworks Series 001, LLC

SECOND: The registered office of the Company in the State of Delaware is located at 651 N. Broad Street, Suite 308, Middletown, DE 19709, County of New Castle. The name of its registered agent at such address is Global Virtual Agent Services, LLC.

THIRD: No member or manager shall be personally liable to the Company or its members or other managers for monetary damages for breach of fiduciary duty as a member or manager notwithstanding any provision of law imposing such liability; provided, however, that to the extent provided by applicable law, this provision shall not eliminate the liability of a member or manager for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

Priya Soni
Priya Soni (Nov 9, 2022 14:58 EST)

Priya Soni
Authorized Person